                                                                   EXHIBIT 10.11

                             AMENDED AND RESTATED
                             SUBLICENSE AGREEMENT

This Sublicense Agreement ("Agreement") is entered into effective as of October 1, 1999, between X10 Wireless Technology, Inc., a Delaware corporation ("Sublicensor"), and X-10 (USA) Inc., a New Jersey corporation ("Sublicensee").

                                   RECITALS

     A. X-10 Ltd., a Bermuda corporation ("Licensor") is the owner of certain products, copyrights, trade names, logos, trademarks and service marks, which are described in greater detail in Section 1 below;

     B. Sublicensor is in the business of designing, developing, marketing, selling and distributing broadband wireless- and powerline-based home and small office networking products, which are described in greater detail in Section 1 below, and has entered into a license agreement (the "License Agreement") with Licensor for the exclusive right to use such copyrights, trade names, logos, trademarks and service marks, and to market, distribute and sell such products;

     C. Sublicensee wishes to have a non-exclusive sublicense to market and distribute certain of such products to resellers selling in the Western Hemisphere; and

     D. Sublicensor has the authority to sublicense such right to market, distribute and sell products and is willing to grant such a sublicense on the terms provided in this Agreement.

     E. Sublicensor and Sublicensee have previously entered into that certain Sublicense Agreement (the "Original Agreement") dated as of October 1, 1999, pursuant to which Sublicensor sublicensed to Sublicensee certain intellectual property rights and other rights related to powerline-based home and small office networking products;

     F. The Original Agreement did not fully set forth the entire understanding between the parties with respect to intellectual property rights and other rights transferred under the Original Agreement; and

     G. The parties now wish to amend and restate the Original Agreement in order to clarify and memorialize the correct understanding of the parties with respect to the intellectual property rights and other rights transferred under the Original Agreement and to further describe the obligations and practices of the parties in connection therewith.

                                   AGREEMENT

     In consideration of the foregoing, the mutual covenants and conditions contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. Definitions. As used in this Agreement, the terms listed below, when they appear with their initial letters capitalized, shall have the following meanings, unless the context in which they occur requires otherwise:

          a. "Affiliate" means any corporation or other person or entity which directly or indirectly controls, or is directly or indirectly controlled by, or is under common control of Sublicensor or Sublicensee, as the case may be.

          b. "Net Sales" means the aggregate of all revenues received by Sublicensee from the sale of Products, less actual trade discounts, allowances, sales tax, freight charges and returns ("Costs"), to the extent such Costs are included in such revenues.

          c. "Products" means those products that are currently marketed, sold or distributed by Sublicensee and are listed on Exhibit A as attached hereto as may be amended from time to time by Sublicensor.

          d. "Territory" means the Western Hemisphere, including the United States, Canada, Mexico, Latin America and South America.

          e. "X-10 Marks" means the copyrights, trade names, logos, trademarks and service marks owned by Licensor which are, in part, the subject of the License Agreement. The X-10 Marks, as they presently exist, include, without limitation, the rights and marks described on Exhibit B attached hereto.

     2.   Grant of Sublicense to Products.

          a. Existing Products. Sublicensor grants to Sublicensee (and Sublicensee's wholly-owned subsidiary X10 Home Controls Inc.), during the Term of this Agreement and subject to Sublicensee's compliance with its terms, a non-exclusive, royalty-bearing, non-transferable, non-sublicensable (except as provided herein) sublicense to market, sell and distribute the Products only within the Territory and only to resellers other than resellers of customized, bundled or privately-labeled products; provided, that all Products marketed, distributed and sold under this license shall bear the X-10 Marks with sufficient prominence that a reasonable end user would identify X-10 as the source or origin of such Products.

          b. New Products. Sublicensor reserves the right, at its sole discretion, to add new products to the list of Products covered by this Agreement; provided, that nothing in this Agreement shall be deemed to give Sublicensee any rights in any new products unless and until Sublicensor elects, at its sole discretion, to add new products to the list of Products covered by this Agreement.

                                       2.

          c. Exclusivity. Sublicensee agrees that, during the Term of this Agreement, Sublicensee shall not, and shall not allow any other person or entity, including any Affiliate of Sublicensee (other than an Affiliate to the extent that it is specifically allowed to do so under a separate written agreement with Sublicensor), to (a) sell or distribute, either directly or indirectly, any Products, other than as provided in the license granted in
Section 2.a above and, in that case, only so long as (i) the Products sold by Sublicensee or its Affiliate bear the Licensor Marks and (ii) the Products are sold only in the Territory and (iii) only to resellers, other than resellers of customized, bundled or privately labeled products; or (b) license any of the rights granted in Section 2.a above to any other person or entity. Sublicensee further agrees that Sublicensee shall not in any other manner sell or distribute any Products, or enter into direct or indirect competition with Sublicensor regarding the sale or distribution of Products, except in accordance with the scope of the license granted hereunder.

     3.   Grant of Sublicense to X-10 Marks.

          a. Trademark License. Sublicensor grants to Sublicensee (and Sublicensee's wholly-owned subsidiary, X10 Home Controls Inc.), during the Term of this Agreement and subject to Sublicensee's compliance with its terms, a non-exclusive, royalty-free, non-transferable, non-sublicensable (except as provided herein) sublicense to reproduce the X-10 Marks and incorporate the X-10 Marks into the Products and the promotional materials used by Sublicensee, solely in the Territory and solely in connection with the exercise of Sublicensee's rights under Section 2; provided, that Sublicensee shall obtain Sublicensor's prior written approval, which shall not be unreasonably withheld, before Sublicensee's use of the X-10 Marks in any promotional materials.

          b. Trademark License Restrictions. Sublicensee acknowledges the distinctive, famous and well-known status of the X-10 Marks and the goodwill existing therewith. Accordingly, Sublicensee shall not nor shall it permit any third party to (i) adopt, use or attempt to register any trademarks, service marks or trade names anywhere in the world that are confusingly similar to or dilutive of the X-10 Marks; or (ii) create composite or combination marks with the X-10 Marks or use the X-10 Marks with other products in a manner that might confuse consumers as to the quality, source or origin of such other products.

     4.   License Fees.

          a. Calculation of License Fees. As consideration for the sublicense and other rights granted to Sublicensee under this Agreement, Sublicensee shall pay a license fee to Sublicensor within thirty (30) days of the end of each quarter during the Term in an amount equal to the greater of (i) the Minimum License Fee set forth below, or (ii) fifteen percent (15%) of Sublicensee's Net Sales of all Products during the preceding calendar quarter.

          b. License Report. Sublicensee shall deliver to Sublicensor, at the time each license fee payment is due, a statement indicating the total Net Sales during the preceding calendar quarter, with a breakdown of revenues and deductions.

          c. Minimum License Fee. The Minimum License Fee for each quarter shall be equal to $250,000 during the first year of the Term, $500,000 during the second year of the

                                       3.

Term and $750,000 during the third year of the Term. After the third year of the Term, there shall be no Minimum License Fee.

          d. Books and Records. Sublicensee shall keep complete, accurate and precise books and records of all matters relating to its sale of the Products. Sublicensor, or any internationally-recognized auditor of the Sublicensor acting as agent for the Sublicensor, shall be given access to Sublicensee's books and records relating to the sale of the Products for the purpose of confirming the license fee calculations of Sublicensee. Such access shall be granted promptly upon written request by Sublicensor and, in any event, within 30 days after such written request. Should any such review reveal a shortfall, Sublicensee shall pay to Sublicensor the amount of the shortfall plus interest at the rate of one percent (1%) per month for the period between the date on which correct payment should have been made and the date of payment of the shortfall, as well as Sublicensor's reasonable costs of conducting the review. Sublicensor may conduct such reviews no more than twice in any calendar year.

     5.   Confidentiality.

          a. Confidential Information. "Confidential Information" shall consist of all information and materials clearly identified in writing as Confidential Information including, without limitation, formulas, methods, know how, processes, designs and new Products.

          b. Confidentiality Obligations. Each party agrees not to use or disclose any Confidential Information of the other party, except as may be necessary to employees of a party who have a specific need to know in order to fulfill the terms of this Agreement and who agree, in writing, to hold all such information in confidence. Further, each party agrees not to disclose any Confidential Information of the other party to any third party, including Affiliates of the disclosing Party, without the prior express written permission of the owner of such Confidential Information. These restrictions shall not apply to any information that is or becomes generally available to the public through no fault of the party seeking to disclose the information, or any information properly obtained from a completely independent source under no obligation of confidentiality. The confidentiality provisions of this Section 5 shall not apply to prohibit disclosure of Confidential Information (i) as required by applicable disclosure laws; or (ii) in connection with a court order requiring disclosure, in which case the party under order must provide immediate notice of such order to the other party and cooperate in any attempt to quash such order.

     6. Assignment and Sublicensing. Neither Sublicensor nor Sublicensee shall assign this Agreement or any of the rights or obligations hereunder, or grant any sublicense to any person or entity to market, distribute or sell Products or use the X-10 Marks, without the prior written consent of the other, which consent may not be unreasonably withheld.

     7. Disclaimer of Warranties. Sublicensor warrants only that it is the licensee under the License Agreement. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, SUBLICENSOR DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NONINFRINGEMENT.

                                       4.

     8. LIMITATION OF LIABILITY. IN NO EVENT WILL SUBLICENSOR BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, EXEMPLARY, SPECIAL OR INCIDENTAL DAMAGES INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT. SUBLICENSOR'S TOTAL CUMULATIVE LIABILITY IN CONNECTION WITH THIS AGREEMENT, THE PRODUCTS AND THE X-10 MARKS, WHETHER IN CONTRACT, TORT OR OTHERWISE, WILL NOT EXCEED THE AMOUNT OF FEES ACTUALLY PAID TO SUBLICENSOR HEREUNDER.

     9.   Indemnity.

          a. Indemnification. Each party (the "Indemnifying Party") shall defend, indemnify and hold the other party and its officers, directors, agents, customers and sublicensees harmless from and against any loss, damage, injury, liability, claims, causes of action or other expense, including reasonable attorneys' fees involved in the defense of any such action, that the other party may suffer, arising out of or resulting from any breach or alleged breach of this Agreement or, in the case of Sublicensee, sale of any Products by Sublicensee.

          b. Indemnification Procedure. In the event the Indemnifying Party is obligated to indemnify the other Party (the "Indemnified Party") under this Agreement, the Indemnified Party will, as soon as is reasonably practicable, (i) provide the Indemnifying Party with prompt written notice of any claim for which indemnification is required, (ii) tender the defense of any such claim to the Indemnifying Party, (iii) provide full cooperation for such defense at the Indemnifying Party's expense, and (iv) not settle without the Indemnifying Party's prior written approval, not to be unreasonably withheld. [Notwithstanding the foregoing, failure to give prompt notice as required by this Section 9.b. shall not preclude any claim for indemnification unless such failure has the effect of prejudicing the rights of the Indemnifying Party with respect to such claim.] The Indemnified Party may participate in any such defense or settlement with counsel of its own choosing at its expense.

     10.  Term and Termination.

          a. Term. The term of this Agreement (the "Term") shall commence on the date hereof and continue in effect until December 31, 2004. Thereafter, the Term shall be renewed automatically for subsequent five-year terms unless terminated by either party by written notice at least ninety (90) days prior to the expiration of the preceding term or as otherwise provided herein. Notwithstanding anything to the contrary herein, the Term shall expire and this Agreement shall terminate immediately upon the expiration or earlier termination of the License Agreement.

          b. Termination. This Agreement may be terminated by either party upon breach of any material obligation or condition hereof by the other party, effective thirty (30) days after giving written notice to the other of such termination specifying such breach; provided, however, that if (i) such breach is cured within such thirty (30) day period, (ii) the breaching party has taken reasonable steps to cure the breach within such period and continues with due diligence to completion, or (iii) the breach is shown not to exist, then the notice shall be deemed withdrawn and of no effect. Notwithstanding the foregoing, either party may terminate this Agreement immediately upon a breach by the other party of the provisions of Section 5. The right

                                       5.

to terminate hereunder is not exclusive and may be exercised in conjunction with or in addition to any other right or remedy such party might have, at law or equity.

          c. Survival. Upon termination of this Agreement, for any reason, the provisions of this Section and Sections 5, 7, 8, 9, 14 and 16 shall survive.

     11. Notices. All notices or other communications hereunder shall be in writing and shall be made by hand delivery, nationally-recognized overnight courier, electronic mail or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          X10.com, Inc.:     X10 Wireless Technology, Inc.
                             15200 52nd Avenue South
                             Seattle, WA  98188-2335
                             Attn:  CFO
                             e-mail: wade@x10.com

          X-10 (USA) Inc.:   X-10 (USA) Inc.
                             91 Ruckman Road
                             Closter, NJ 07624-0420
                             Attn:  Tony Braathen, Finance Director
                             e-mail: tonyx10@aol.com

or at such other address as shall be furnished by any of the parties by like notice, and such notice or communication shall be deemed to have been given or made as of the date so delivered, if delivered personally, one (1) day after deposit with a nationally-recognized overnight courier, and three (3) calendar days after so mailed, if sent by registered or certified mail.

     12. Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior arrangements and negotiations between the parties. This Agreement may be modified or amended only by mutual written consent of the parties; provided, however, that after the effective date of the Sublicensor's first firm commitment underwritten public offering of its securities registered under the Securities Act of 1933, as amended, any such modification or amendment shall be effective only if it is approved by a majority of the directors serving on the Audit Committee of the Board of Directors of Sublicensor.

     13. Waiver. Failure by either party to enforce at any time any term or condition under this Agreement shall not be a waiver of the right to act on the failure of such term or condition and shall not impair or waive that party's right thereafter to enforce each and every term and condition of this Agreement.

     14. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Washington as applied to transactions taking place wholly within Washington between Washington residents. The parties hereby expressly consent to the exclusive personal jurisdiction of and venue in the state and federal courts located in King County, Washington for any lawsuit filed there arising from or related to this Agreement. Notwithstanding the foregoing, however, Sublicensor may bring an action for injunctive or equitable relief in any jurisdiction it deems reasonably necessary to protect its proprietary rights.

                                       6.

This Agreement shall not be subject to or governed by the United Nations Convention on Contracts for the International Sale of Goods, which is specifically disclaimed by the parties.

     15. Severability. If any portion of this Agreement shall be held invalid or inoperative, then, so far as is reasonable and possible, the remainder of this Agreement shall be considered valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative.

     16. Attorneys' Fees. The substantially prevailing party in any action between the parties which is based on this Agreement or any document related hereto shall have its reasonable attorneys' fees and other costs incurred in such action or proceeding including any incurred for pre-suit, trial, arbitration, post-judgment and appeal, paid by the other party.

     17. Waiver of Conflicts. Each party to this Agreement acknowledges that Cooley Godward LLP ("Cooley Godward"), outside general counsel to Sublicensor, represents only Sublicensor with respect to the matters contained in this Agreement and does not represent Sublicensee in connection herewith. Sublicensee understands that and agrees that it should not rely upon the advice of Cooley Godward with respect to the matters contained herein, and that it has had adequate opportunity to obtain the advice of independent legal counsel with respect to the matters contained in this Agreement.

     In Witness Whereof, the parties have executed this Amended and Restated Sublicense Agreement as of the date set forth below.

X10 Wireless Technology, Inc., a          X-10 (USA) Inc., a New Jersey
Delaware corporation                      corporation

By /s/ Wade Pfeiffer                      By /s/ Tony Braathen
  ----------------------------------        ----------------------------------
Wade Pfeiffer, CFO                        Tony Braathen, Finance Director

Dated: August 9, 2000                     Dated: August 9, 2000

                                       7.

                                   Exhibit A

                                    Products

Home Automation Controllers

     Wireless Remote Control System RC5000 (includes RT504 and RR501)
     8 Button Remote Control RT504
     PalmPad(TM) 8 Button Remote Control HR12A
     Wireless Remote Control System RC6500 (includes KC674 and TM751)
     2 Button Remote Control KC674
     Stick-A-Switch(TM) Wireless Wall Switch RW684, 2 unit Stick-A-Switch(TM) Wireless Wall Switch RW694, 4 unit Stick-A-Switch(TM) Wireless Wall Switch RW724, 3 unit + Bright/Dim Mini Controller MC460
     Maxi Controller SC503
     SUNDOWNER(TM) SD533
     Dual-Floodlight Motion Detector PR511
     Mini Timer MT522
     Mini Timer MT10A
     Telephone Responder TR551
     Telephone Responder TR16A
     Home Automation Interface CP290 (for IBM PC compatibles)
     Two-Way Universal Computer Interface CM11A (for IBM PC compatibles) Thermostat Set-Back TH2807

Home Automation modules

     Lamp Module LM465
     2-Way Lamp Module LM14A
     Wall Switch Module WS467
     3-Way Wall Switch WS4777 (includes WS477 Master Switch and CS277 Companion Switch)
     Appliance Module AM486 (2 pin polarized)
     2-Way Appliance Module AM14A (2 pin polarized)
     Appliance Module AM466 (3 pin grounded)
     2-Way Appliance Module AM15A (3 pin grounded)
     SuperSocket(TM) Split Receptacle Module SR227
     Heavy Duty 220V Appliance Module HD243 (15 A)
     Heavy Duty 220V Appliance Module HD245 (20 A)
     Remote Controlled Chime Module SC546
     Universal Module UM506
     Screw-in Lamp Module SL575
     SocketRocket(TM) Miniature Screw-in Lamp Module LM15A

     Two-Way Wireless Transceiver/Appliance Module RR501
     Wireless Transceiver/Appliance Module TM751
     3-Way Fluorescent Wall Switch Module WS13A
     Decorator Dimmer Switch Module WS14A

Home Entertainment Products

     POWERMID(TM) Infrared Remote Extender PM5900
     POWERMID Infrared Transmitter ST539
     POWERMID Infrared Receiver RE549
     POWERMID Infrared Extender RX569
     Infrared Gateway Controller IR543
     TV Buddy Universal TV Remote UR41A

Security Products

     Protector Plus 7 Piece Security System with Voice Dialer DS7000 Protector Plus Security Console/Voice Dialer System VS5600 (PS561 and SH624)
     Monitor Plus Monitored 7 Piece Security System with Digital Communicator DC8700
     DC821 Monitored Console
     Security/Home Automation Remote Control SH624
     Key Chain Remote KF574
     Key Chain Remote KR10A
     Door/Window Sensor DW534
     Door/Window Sensor DS10A
     Motion Detector SP554A
     Motion Detector MS10A
     POWERHORN Remote Siren PH508
     POWERHORN Remote Siren SH10A
     POWERFLASH Burglar Alarm Interface PF284
     Smart RF Repeater SR731

Personal Security Products

     Personal Assistance Security Console/Voice Dialer with Heart-Shaped Panic Pendant PA5800
     Personal Assistance Security Console with Digital Communicator PC9200 PC902 Monitored Console
     Water-Resistant Call Pendant HP564A
     Big Red(TM) Panic Button KR15A
     Wrist Watch Panic Button WR10A
     Panic Alarm System ORCA 2000
     RoboDog(TM) Barking Dog Alarm PK9000
     Outdoor Motion Detector for use with RoboDog DM10A

                                      2.

                                   EXHIBIT B

                                  X-10 Marks

The X-10 Marks include, without limitation, the following:

[Logos:]

[LOGO OF X-10(R)]         [LOGO OF X10(R)]         [LOGO OF X10 POWERHOUSE]     [LOGO OF X10(R) PRO(R)]

[LOGO OF X10 PRO(TM)]     [LOGO OF X10(R) PRO]     [LOGO OF X10(R) PRO]

Trademarks:

Registered
----------
Robodog (No. 2,324,064)
X10 (No. 75/855997)
X10 & Design
X-10 (No. 1,146,071)

Common Law
----------

X-10
X10
X10 Pro
Powerhouse
X10 Powerhouse
Activehome
PowerHorn
Powermid
Sundowner
Mini Controller
Maxi Controller
The Timer
Sixteen Plus
Two Plus
Powerflash
RoboDog
OnGuard
PalmPad

                                      3.

HomePlate
SuperSocket
SuperREMOTE
ActiveRooms
SoftSwitch
Virtual Wiring
NITEowl
Homeplate Gold
SlimLite
PowerFlash
Protector Plus
Monitor Plus
Big Red
Super Remote
Super Socket

                                      4.